UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

CONTANGO OIL & GAS COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	001-16317	95-4079863
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960 HOUSTON, TEXAS	77098
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-1901

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 22, 2009, Conterra Company (“Conterra”), a wholly-owned subsidiary of Contango Oil & Gas Company (the “Company”), entered into a joint venture agreement (the “Agreement”) with Patara Oil & Gas LLC (“Patara”), a privately held oil and gas company, to develop proved undeveloped Cotton Valley gas reserves in Panola County, Texas.

Under the terms of the Agreement, Conterra will fund 100% of the drilling and completion costs in exchange for 90% of the net revenues. The Agreement contemplates drilling up to 15 wells, at an estimated 8/8ths cost of approximately $1.5 million per well. Patara, as operator, will have the ability to sell-forward or hedge gas production.

B.A. Berilgen, a member of the Company’s board of directors, is the Chief Executive Officer of Patara.

In connection with entering into the Agreement, on October 23, 2009, the Company, Contango Energy Company, Contango Operators, Inc. and Guaranty Bank entered into an amendment (the “Amendment”) to amend, among other things, certain negative covenants in that certain $50,000,000 Amended and Restated Credit Agreement dated as of March 31, 2009.

The above description is a summary and is qualified in its entirety by the terms of the Agreement and the Amendment filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Document
10.1	Conterra Joint Venture Development Agreement effective October 1, 2009 between Conterra Company and Patara Oil & Gas LLC
10.2	Amendment No. 1 to $50,000,000 Amended and Restated Credit Agreement dated as of March 31, 2009 between Contango Oil & Gas Company, et al., as Borrowers, Guaranty Bank, as administrative agent and as issuing lender, and the lenders party thereto from time to time
99.1	Press release dated October 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: October 28, 2009	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	Conterra Joint Venture Development Agreement effective October 1, 2009 between Conterra Company and Patara Oil & Gas LLC
10.2	Amendment No. 1 to $50,000,000 Amended and Restated Credit Agreement dated as of March 31, 2009 between Contango Oil & Gas Company, et al., as Borrowers, Guaranty Bank, as administrative agent and as issuing lender, and the lenders party thereto from time to time
99.1	Press release dated October 22, 2009